Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form F-3 (File No. 333-285785) of ARB IOT Group Limited our report dated October 31, 2025, with respect to the consolidated statements of financial position of ARB IOT Group Limited as of June 30, 2025 and 2024 and the related consolidated statements of operations and other comprehensive (loss)/income, changes in equity, and cash flows for each of the years in the three-year period ended June 30, 2025. Our report contains an emphasis of matter paragraph regarding restatement of the previously issued consolidated financial statements.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong

October 31, 2025